                                                                  Exhibit 15(b)


                     GRADISON-McDONALD CASH RESERVES TRUST


                         MASTER DISTRIBUTION AGREEMENT
                         -----------------------------


             AGREEMENT made this 23rd day of October, 1998_ by and between Gradison-McDonald Cash Reserves Trust (the "Trust"), a Massachusetts business trust, and BISYS Fund Services Limited Partnership (the "Distributor"), an Ohio limited partnership.


                              W I T N E S S E T H:

             In consideration of the mutual convenants hereinafter contained, the parties hereto agree as follows:

             Section 1.  APPOINTMENT OF THE DISTRIBUTOR.

             (a) The Trust hereby appoints the Distributor as its agent to arrange for the sale of shares of beneficial interest (the "Shares") of the Gradison U.S. Government Reserves Fund, on the terms and for the period set forth in this Agreement, and the Distributor hereby accepts such appointment and agrees to act hereunder.

             (b) Should the Trust establish any additional series subsequent to the date hereof for which the Trust wishes to appoint the Distributor as its agent to arrange for the sale of the shares thereof under the terms of this Agreement, the Trust shall provide the Distributor with a written notice to such effect. If the Distributor is willing to serve in such capacity, it shall provide the Trust with a written notice to such effect, whereupon the shares of such series, together with the shares of the Series named in Section 1(a) hereunder, shall be included in the term "Shares" hereunder, and such series, together with the Series named in Section 1(a) hereunder, shall be included in the term "Series" hereunder.

             (c) It is understood that purchases of Shares of the Series may be made through other broker-dealers entering into agreements with either the Trust or the Distributor and directly through the Trust in the manner set forth in the Prospectus. As used in this Agreement, the term "Prospectus" shall mean the prospectus(es) and statement(s) of additional information included in the Trust's Registration Statement and relating to the Series for which the Distributor serves in such capacity hereunder, and the term "Registration Statement" shall mean the Registration Statement(s) most recently filed by the Trust with the Securities and Exchange Commission and effective under the Securities Act of 1933, as amended (the "1933 Act") and the Investment Company Act of 1940, as amended (the "1940 Act"), as such Registration Statement is amended by any amendments thereto at the time in effect.

             Section 2.  SERVICES AND DUTIES OF THE DISTRIBUTOR.

             (a) The Distributor agrees to arrange to sell, as agent for the Trust and from time to time during the term of this Agreement, the Shares of the Series upon the terms described in the Prospectus.

             (b) During the continuous public offering of the Shares of the Series, the Distributor will hold itself available to receive orders, satisfactory to the Distributor, for the purchase of such Shares and will accept such orders on behalf of the Trust as of the time of receipt of such orders and will transmit such orders as are so accepted to the Trust as promptly as practicable. Purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus.

             (c) The Distributor, as agent for the Trust and in its discretion, may enter into agreements with such registered and qualified retail broker-dealers as it may select pursuant to which such broker-dealers may also arrange for the sale or sell Shares of the Series. The Distributor, as a retail broker-dealer may also sell shares of the Series. When it does so, it shall do so pursuant to a standard form of "Dealer's Agreement" as may be modified in the future.

             (d) The offering price of the Shares of each Series shall be the net asset value per share of each such Series next determined following receipt of an order plus the sales charge, if any, as stated in the Prospectus. The Trust shall furnish the Distributor, with all possible promptness, advice of each computation of each Series' net asset value. The Distributor shall receive the entire amount of any sales charge as compensation for its services under this Agreement; however, the Distributor shall reallow the portion of such charge set forth in the Prospectus to broker-dealers entering into agreements with the Distributor to sell Shares of the Series.

        (e) In addition to the above, the Distributor shall collect fees in an amount equal to a percentage (annual rate) of the assets of a Series' accounts during the preceding month, as provided in Schedule A to this Agreement and shall pay such fees to broker-dealers with which it has executed dealer agreements as compensation for personal services rendered to shareholders of the Trust, including providing shareholder liaison services such as responding to shareholder inquiries and providing information to shareholders about their Trust accounts, and/or as fees for other distribution services. Such amounts shall be paid by the Trust at the end of each calendar month. The Trust's obligation to make payments described in this paragraph (e) is contingent upon the continuance of the Trust's Distribution Service Plan, and in that connection it is understood that:

             (i) such Plan shall remain in effect for one year from its adoption date and may be continued from year to year thereafter only if the Plan and any related agreements are approved at least annually by a majority vote of the Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any related agreement ("Independent Trustee"), cast in person at a meeting called for the purpose of voting on such Plan and agreements; and

             (ii) the Plan may be terminated with respect to any Series at any time by a majority vote of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Series. In the event the Plan is not continued or is terminated with respect to a Series, the provisions of this Agreement pursuant to which fees are paid to the Distributor shall automatically terminate with respect to that Series.

             (f) The Distributor hereby agrees to use its best efforts to find purchasers who shall purchase the Shares of the Series; it shall not be obligated to sell any certain number of such Shares and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

             (g) The Distributor is authorized on behalf of the Trust to purchase Shares of the Series presented to it by dealers at the price determined in accordance with, and in the manner set forth in, the Prospectus.

             Section 3. SERVICES NOT EXCLUSIVE. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Distributor, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

             Section 4.  DUTIES OF THE TRUST.

             (a) The Trust agrees to sell the Shares of the Series so long as it has such Shares available for sale and to issue, if requested by the purchaser and if provided for by the Trust, certificates for the Shares of the Series, registered in such names and amounts as the Distributor has requested in writing, as promptly as practicable after receipt by the Trust of the net asset value thereof and written request of the Distributor therefor. The Trust may at any time withdraw offerings of the Shares of one or more Series by notice to the Distributor.

             (b) The Trust shall keep the Distributor fully informed with regard to its affairs and the affairs of the Series and shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of the Shares. This shall include, without limitation, one copy of all financial statements of the Trust and the Series prepared by independent accountants and such reasonable number of copies of its most current Prospectus, and annual and interim reports as the Distributor may request. The Trust shall cooperate fully in the efforts of the Distributor to arrange for the sale of the Shares and in the performance of the Distributor's duties under this Agreement.

             (c) The Trust shall take, from time to time, all necessary action to fix the number of authorized Shares of the Series and such steps, including payment of the related filing fees, as may be necessary to register the same under the 1933 Act so that there will be available for sale such number of Shares of the Series as the Distributor may be expected to sell. The Trust agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a Registration Statement or Prospectus, or necessary in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein, in light of the circumstances under which they were made, misleading.

             (d) The Trust shall use its best efforts to qualify and maintain the qualification of an appropriate number of the Shares of the Series for sale under the securities laws of such states as the Distributor and the Trust may approve, and, if necessary or appropriate in connection therewith, to qualify and maintain the qualification of the Trust as a broker, dealer or agent in such states; provided that the Trust shall not be required to amend the Declaration of Trust or its By-Laws to comply with the laws of any state, to maintain an office in any state, to change the terms of the offering of the Shares of the Series in any state from the terms set forth in its Registration Statement or Prospectus, to qualify as a foreign corporation, business trust or similar entity in any state or to consent to service of process in any state other than with respect to claims arising out of the offering of the Shares of the Series. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Trust in connection with such qualifications.


             Section 5.  EXPENSES.

             (a) The Trust shall bear all costs and expenses of the continuous offering of the Shares of the Series in connection with: (i) fees and disbursements of counsel and auditors, (ii) the preparation, filing and printing of any registration statements and/or prospectuses required by and under the federal securities laws, (iii) the preparation and mailing of annual and interim reports and proxy materials to shareholders and (iv) the qualification of the Shares for sale and of the Trust as a broker-dealer under the securities laws of such states or other jurisdictions as shall be selected by the Trust and the Distributor pursuant to Section 4(d) hereof and the cost and expenses payable to each such state for continuing qualification therein. Any such costs and expenses borne by the Trust which are attributable only to one Series will be allocated to that Series; expenses which are not specifically allocable will be allocated to each Series in a manner and on a basis determined in good faith by the Trustees (including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust, the Adviser or the Distributor) to be fair and equitable.

             (b) The Distributor shall bear the following expenses (on a Series by Series basis, where applicable): (i) the costs and expenses of preparing, printing and distributing any materials not prepared by the Trust and other materials used by the Distributor in connection with the offering of the Shares of the Series for sale to the public, including the additional cost of printing copies of the Prospectus and of annual and interim reports to shareholders other than the copies thereof required for distribution to existing shareholders or for filing with any federal and state securities authorities, (ii) the expenses of registration or qualification of the Distributor as a dealer or broker under federal or state laws and the expenses of continuing such registration or qualification; and (iii) any other distribution or promotional expenses incurred by the Distributor in connection with such offering, except for any such distribution or promotional expenses as are paid by one or more Series pursuant to a Rule 12b-1 distribution plan.

             Section 6. INDEMNIFICATION. The Trust agrees to indemnify, defend and hold the Distributor, its officers , partners, and employees, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act or
Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers, partners, employees, or any such controlling person may incur under the 1933 Act, the 1934 Act, or under common law or otherwise, arising out of or based upon any untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Trust for use in the Registration Statement or Prospectus; provided, however, that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or director of the Trust or who controls the Trust within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, shall not inure to the benefit of such officer, director or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect the Distributor against any liability to the Trust or to its security holders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement. The Trust's agreement to indemnify the Distributor, its officers and directors and any such controlling person as aforesaid is expressly conditioned upon the Trust being promptly notified of any action brought against the Distributor, its officers or directors, or any such controlling person, such notification to be given by letter or telegram addressed to the Trust at its principal business office. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issue and sale of any of its Shares. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity agreement. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants.

             The Distributor agrees to indemnify, defend and hold the Trust, its trustees and officers and any person who controls the Trust, if any, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its trustees or officers or any such controlling person may incur under the 1933 Act, and the 1934 Act, or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its trustees or officers or such controlling person resulting from such claims or demands shall arise out of or be based upon (i) any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust for use in the Registration Statement or Prospectus; (ii) any failure of the Distributor or any investor purchasing Shares of a Series through the Distributor to timely transmit good payment for the purchase of such Shares;
(iii) any material breach of the obligations of the Distributor under Section 7 of this Agreement; or (iv) any agreement between the Distributor and any retail dealer or any supplemental sales literature or advertising used by the Distributor in connection with its duties under this Agreement except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Trust to the Distributor for use in the Registration Statement or Prospectus. The Distributor's agreement to indemnify the Trust, its trustees and officers and any such controlling person as aforesaid, is expressly conditioned upon the Distributor being promptly notified of any event giving rise to rights of indemnification hereunder, including any action brought against the Trust, its trustees or officers or any such controlling person, such notification being given to the Distributor at its principal business office. The Distributor shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by the Distributor and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event the Distributor elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

             Section 7. COMPLIANCE WITH SECURITIES LAWS. The Trust represents that it is registered as an open-end management investment company under the 1940 Act, and agrees that it will comply with all of the provisions of the 1940 Act and of the rules and regulations thereunder. The Trust and the Distributor each agree to comply with all of the applicable terms and provisions of the 1940 Act, the 1933 Act and, subject to the provisions of Section 4(d), all applicable state "Blue Sky" laws. The Distributor agrees to comply with all of the applicable terms and provisions of the 1934 Act.

             Section 8. TERM OF AGREEMENT. This Agreement shall commence on the date first set forth above. This Agreement shall continue in effect for a period more than one year from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

             Section 9. TERMINATION. This Agreement may be terminated with respect to any Series at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the respective Series or by a vote of a majority of the members of the board of trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the plan or in any agreements related to the plan on not less than sixty days' written notice to the Distributor. This Agreement may also be terminated by the Distributor upon not less than sixty days' written notice to the Trust. Any such notices shall be by delivery in person or by registered or certified mail to the addresses of the parties as specified below.

             In the event of termination, any sums due the Distributor for itself for accounts serviced prior to termination will be paid within ten days after the end of the month of such termination.

             This Agreement shall terminate automatically in the event of its assignment (within the meaning of the 1940 Act) unless such automatic termination shall be prevented by an order of exemption from the Securities and Exchange Commission.

             Section 10. NOTICES. Any notice required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Distributor 3435 Steizer Road, Columbus, Ohio 43219 (2) to the Trust at 580 Walnut Street, Cincinnati, Ohio 45202.

             Section 11. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Ohio.

             Section 12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

             Section 13. NON-LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS, EMPLOYEES, REPRESENTATIVES AND AGENTS. A copy of the Declaration of Trust, as amended, establishing the Trust is on file with the Secretary of the State of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by the Officers of the Trust as officers, and not individually, and that the shareholders, trustees, officers, employees, representatives or agents of the Trust shall not personally be bound by or liable under this Agreement, nor shall resort be had to their private property for the satisfaction of any obligation or claim thereunder, as more fully provided under the terms of the Declaration of Trust.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                    GRADISON-McDONALD CASH RESERVES TRUST

                    By:_/s/ Richard M. Wachterman
                       -----------------------------------
                            Secretary____________________

                       ----------------------

                    BISYS FUND SERVICES LIMITED PARTNERSHIP
                    DBA BISYS FUND SERVICES

                    BY: BISYS FUND SERVICES INC., GENERAL PARTNER
                    By:_[illegible]____________________
                        ----------------------


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                         Master Distribution Agreement
                                    between
                     Gradison-McDonald Cash Reserves Trust
                                      and
                    BISYS Fund Services Limited Partnership


                                   Schedule A
                                   ----------


                                  Service Fee
                                  -----------


             Series                                          Fee
             ------                                          ---

Gradison U.S. Government Reserves                      .10% of 1% of the
                                                       average daily net
                                                       assets of the Series